 EX. - 99.3

GLOBAL EARTH ENERGY AND MODERN COAL ANNOUNCE CONTRACTING AGREEMENT FOR THE MINING OF THE SAMUEL COAL SITE WITH  ABUNDANCE COAL

WILMINGTON, NC, June 8, 2011 (MARKETWIRE via COMTEX) -- Global Earth Energy, Inc. (OTCQB: GLER)  and Modern Coal are proud to announce that they have executed a contract mining agreement with Abundance Coal.   Abundance Coal has agreed to be the contract miner for the Samuel Coal Company sites after the Global Earth and  Modern Coal  close the acquisition of those sites.  The mines are located on approximately 5,000 acres near Hindman in the eastern part of Kentucky. (http://mapq.st/ePX71T) This area is considered one of the largest coal producing regions in the USA today.

First coal production from the area was in the late 1800s.  The nearby counties account for approximately 75% of the coal produced in Kentucky and approximately 12% of the coal produced in the USA.  The partners’ acquisition consists of three existing mines that produce a very clean, high-quality steam and metallurgical coal.  The coal is produced using surface and subsurface mining operations.

Abundance Coal is a highly experienced and active, major contract mining company in Eastern Kentucky.  Abundance Coal’s management team has operated multiple coal mines for over 40 years, employs a local labor force, and has day-to-day experience operating mines for some of the world’s largest coal production companies.

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About Global Earth Energy, Inc.

Global Earth Energy, Inc. provides renewable energy solutions. In addition, the Company is pursuing joint venture agreements with green solution providers worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within theS meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Certain risks are detailed in the Company's Form 10-K and other periodic filings with the Securities Exchange Commission at www.sec.gov>. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date hereof.

Contact:

Global Earth Energy

Tel: 910-509-7232

www.globalearthenergy.com